Exhibit 10.01

                                [ISW Letterhead]



                                                                  April 27, 2004




James McDade
125 South Street
Hightstown, NJ 08520


Dear Jim:

                  You have requested assurance from Interactive Systems Worldwide Inc. (the "Company") that, in the event that after a Change of Control (as defined below) of the Company, your employment was terminated without cause, you would be given six months notice prior to such termination, or you would be paid six months of severance in lieu of such notice. Although no such Change of Control is currently contemplated or known to the Company, we understand your concern. In consideration for your agreement to continue to be employed by the Company through the effective date of any Change of Control, and thereafter to continue in the employ of the Company during the period of a transition of up to six months, we agree as follows:

                  1. In the event of a Change of Control of the Company, at the request of the Company or its successor, you agree to remain employed by the Company or its successor, for up to six months after the effective date of such Change of Control (the "Transition Period).

                  2. During the Transition Period you shall continue to perform functions for the Company or its successor that are consistent with your background and experience. During the Transition Period, your primary office shall be at the Company's US headquarters, currently in West Paterson, New Jersey, subject to reasonable business travel as may be requested of you from time to time.

                  3. During the Transition Period you shall continue to be paid your base salary at the same rate, and be entitled to receive substantially the same benefits as you were receiving immediately prior to the Change of Control (except that no new stock options would be granted to you during the Transition Period).

                  4. During the Transition Period you shall continue to exercise your reasonable best efforts on behalf of the Company.

James McDade                          -2-                         April 27, 2004


                  5. At any time within one year after a Change of Control, if your employment is terminated other than for Cause, you shall be given six months notice of such termination or be paid severance equivalent to six months of your base salary, or any combination of such notice and severance. During such Notice Period or in connection with payment of such severance, you shall also be entitled to receive continuation of substantially all benefits that you received prior thereto. During such Notice Period you shall continue to devote your full time and attention, and exercise your reasonable best efforts on behalf of the Company; provided that you shall be entitled to reasonable periods of time off to interview for other employment. In the event you are being paid severance, and you obtain other employment, you shall be paid the remainder, if any of such severance in a lump sum promptly after the last day of your active employment with the Company.

                  6. As used herein, the term "Change of Control" shall have the same meaning as ascribed to such term in the Company's 1996 Stock Option Plan, as amended.

                  If the foregoing accurately sets forth your understanding, please sign the duplicate copy of this letter and return it to me.


                                                  Very truly yours,

                                                  INTERACTIVE SYSTEMS
                                                  WORLDWIDE INC.



                                                  By: /s/ Bernard Albanese
                                                      ---------------------
                                                      Bernard Albanese
                                                      President
Agreed and Accepted:



/s/ James McDade
----------------------
James McDade